UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2025

Alaunos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33038	84-1475642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2617 Bissonnet St

Suite 233

Houston, TX 77005

(Address of principal executive offices, including zip code)

(346) 355-4099

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TCRT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Michael A. Jerman

On July 15, 2025, the board of directors (the “Board”) of Alaunos Therapeutics, Inc. (the “Company”) appointed Mr. Michael A. Jerman, as a director of the Company effective immediately. Mr. Jerman fills the vacancy created by Mr. Dale Curtis Hogue’s resignation. Mr. Jerman was also appointed to the Audit Committee and the Compensation Committee of the Board, replacing Mr. Holger Weis, who was recently appointed Chief Executive Officer of the Company. Mr. Jerman will serve as the chair of the Audit Committee. The Board has determined that Mr. Jerman meets the requirements for independence under the applicable listing standards of the Nasdaq Stock Market LLC and the Securities and Exchange Act of 1934, as amended.

As a non-employee director, Mr. Jerman will participate in the Company’s compensation program applicable to all non-employee directors, which is summarized below. Under the Company’s non-employee director compensation program, each non-employee director receives a base annual cash retainer of $40,000. Board committee members receive additional annual cash compensation for service on Board committees as follows: Audit Committee: $10,000 (member) or $15,000 (chair); Compensation Committee: $7,500 (member) or $12,500 (chair); and Corporate Governance and Nominating Committee: $5,000 (member) or $7,500 (chair). In addition, Mr. Jerman will be granted an initial grant of a stock option to purchase 10,000 shares of common stock of the Company (the “Initial Grant”). Mr. Jerman will also receive an annual grant of a stock option to purchase 3,200 shares of common stock of the Company (the “Annual Grant”), prorated for services rendered in 2025. The Initial Grant will vest in equal monthly installments on the monthly anniversary of the grant date over 36 months, with the first vest being August 15, 2025. The prorated Annual Grant will vest equal monthly installments, with the first vest on August 15, 2025, with any unvested portion of the Annual Grant shall vest in full on the date immediately preceding the Company’s 2026 annual general meeting of shareholders. In the case of the Initial Grant and the Annual Grant, vesting is subject to Mr. Jerman’s continued service through each applicable vesting date. In the event of a change in control (as defined in the Company’s 2020 Equity Incentive Plan), the stock option may vest in full according to the terms of the Company’s 2020 Equity Incentive Plan. Beginning with the Company’s annual meeting of stockholders in 2026, Mr. Jerman will be eligible for equity awards on the same terms as other continuing members of the Board.

There are no arrangements or understandings between Mr. Jerman and any other person pursuant to which Mr. Jerman was selected as a director, and there are no transactions between Mr. Jerman and the Company that would require disclosure under Item 404(a) of Regulation S-K. In addition, the Company has entered into an indemnification agreement with Mr. Jerman in connection with his appointment to the Board, which is substantially the same form as that entered into with other directors of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alaunos Therapeutics, Inc.

Date. July 17, 2025	By:	/s/ Melinda Lackey
	Name:	Melinda Lackey
	Title:	Legal and Administration